Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
December 18, 2008

LAKES ENTERTAINMENT ANNOUNCES
SUCCESSFUL GRAND OPENING OF RED HAWK CASINO
MINNEAPOLIS — December 18, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that the Red Hawk Casino in Shingle Springs, California officially opened its doors to the public yesterday after an elaborate ribbon-cutting ceremony. Red Hawk Casino is located approximately 35 miles east of downtown Sacramento, California. This prime casino location is conveniently situated directly off of US Highway 50 between the San Francisco Bay Area and South Lake Tahoe’s skiing and recreation areas. The Casino features over 2,100 slot machines, 75 table games, a high stakes gaming room, as well as 10 food and beverage outlets, enclosed parking and other facilities.
“Every detail of the property from the architecture and finishing treatments to the variety of games and services features the best of gaming in California,” said Lyle Berman, Chairman and Chief Executive Officer of Lakes Entertainment.
Tim Cope, President and Chief Financial Officer of Lakes added, “We congratulate Chairman Fonseca and the Shingle Springs Band of Miwok Indians for their perseverance on this project.  The opening of the Red Hawk Casino and the new Highway 50 interchange dedicated to provide access to the casino and the Tribe’s reservation is an important step forward on their road to self-reliance.”
Lakes is the development and management company for the Casino, which is owned by the Shingle Springs Band of Miwok Indians. Under the seven-year agreement between the company and the tribe, Lakes will receive between 21% and 30% of the Casino’s net income for the first five years, and a lower percentage of net income in the final two years.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including possible development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.